Exhibit 3.1

Delaware

The First State

I, JEFFREY W. BULLOCK, SECRETARY OF STATE OF THE STATE OF DELAWARE, DO HEREBY CERTIFY THE ATTACHED IS A TRUE AND CORRECT COPY OF THE CERTIFICATE OF AMENDMENT OF "B2DIGITAL, INCORPORATED", FILED IN THIS OFFICE ON THE FIRST DAY OF JUNE, A.D. 2022, AT 12:18 O'CLOCK P.M.

AND I DO HEREBY FURTHER CERTIFY THAT THE EFFECTIVE DATE OF THE AFORESAID CERTIFICATE OF AMENDMENT IS THE SIXTEENTH DAY OF JUNE, A.D. 2022.

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CERTIFICATE OF AMENDMENT

OF AMENDED CERTIFICATE OF INCORPORATION

B2DIGITAL, INCORPORATED

(Pursuant to Section 242 of the

General Corporation Law of the State of Delaware)

B2Digital, Incorporated, a corporation organized and existing under the laws of the State of Delaware (the "Corporation"), hereby certifies as follows:

1.                The name of this corporation is B2Digital, Incorporated. The Corporation's original Certificate of Incorporation was filed with the Secretary of State of the State of Delaware on June 3, 2004, as amended on June 16, 2004, July 6, 2004, December 23, 2004, May 16, 2006, and November 5, 2007 (as amended, the "Certificate of Incorporation").

2.                The Board of Directors of the Corporation duly adopted resolutions proposing to amend the Certificate of Incorporation, declaring such amendment to be advisable and in the best interests of the Corporation and its stockholders, and authorizing the appropriate officers of the Corporation to solicit the consent of the stockholders therefor,

3.                The amendment to the Certificate of Incorporation set forth in paragraph 5 of this Certificate of Amendment was duly adopted by the Board of Directors of the Corporation in accordance with the provisions of Section 242 of the General Corporation Law of the State of Delaware.

4.                The amendment to the Certificate of Incorporation set forth in paragraph 5 of this Certificate of Amendment was duly approved by the stockholders of the Corporation in accordance with the provisions of Sections 228 and 242 of the General Corporation Law of the State of Delaware.

5.                Article 4 of the Certificate of Incorporation is hereby amended and restated in its entirety as follows:

"4.            The total number of shares which the corporation shall have authority to issue is: Twenty Billion (20,000,000,000) shares of common stock, $.00001 par value (the "Common Stock") and Fifty Million (50,000,000) shares of preferred stock, $.00001 par value (the "Preferred Stock"). The Preferred Stock may be divided into and issued in series. The Board of Directors shall have the authority by resolution, duly adopted from time to time, to divide and issue the Preferred Stock in series and to fix and determine the voting powers, other powers, designations, preferences, rights, qualifications, limitations and restrictions of any series of Preferred Stock so established."

6.                The amendment shall be effective on June 16, 2022.

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IN WITNESS WHEREOF, the Corporation has caused this Certificate of Amendment to be signed by a duly authorized officer of the Corporation on this 31st day of May 2022.

B2Digital, Incorporated

By: /s/ Greg P. Bell
Greg P. Bell, CEO

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